Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to (i) the use of the name Netherland, Sewell, & Associates, Inc., the reference to our reserve report for Concho Resources Inc. (the “Company”) dated January 19, 2010, and the use of information contained therein in the Company’s annual report and in Form 10-K to be filed on or about February 26, 2010 and (ii) inclusion of our summary report dated January 19, 2010 included in the Form 10-K to be filed on or about February 26, 2010, as Exhibit 23.3.
We hereby further consent to the incorporation by reference in the Registration Statements on (i) Form S-8 (file no. 333-145791), (ii) Form S-3 (file no. 333-154737) and (iii) Form S-3 (file no. 333-161809) of such information.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C. H. (Scott) Rees III
C. H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 26, 2010